Exhibit 3.2

                         CERTIFICATE OF AMENDMENT
                      TO CERTIFICATE OF INCORPORATION

     The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

     FIRST:  The name of this corporation is WASTEMASTERS, INC.

     SECOND: At a meeting of the Board of Directors of the corporation, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the corporation, declaring said amendment to be advisable and calling for a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "TENTH" so that, as amended said Article shall be and read as follows:

     "TENTH: The Board of Directors shall consist of not less than three nor more than fifteen directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. The directors shall be divided into three classes, designated Class A, Class B and Class C.
Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The first directors serving as members of Class A shall hold office until the annual meeting of shareholders to be held in 2000, the first directors serving as members of Class B shall hold office until the annual meeting of shareholders to be held in 1999, and the first directors serving as members of Class C shall hold office until the second meeting of shareholders to be held in 1998. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Directors shall serve until the expiration of their terms and until their successors have been elected and qualified, subject to the director's prior death, resignation, disqualification, or removal from office. If the number of directors is changed in accordance with the terms of this Certificate of Incorporation, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any vacancy on the Board of Directors that results from a newly created directorship, and any other vacancy occurring on the Board of Directors shall be filled by the affirmative vote of a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. A director of any class elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of shareholders. A director of any class elected by the shareholders to fill a vacancy shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director."

     THIRD:	That thereafter a written consent was signed, approving of
such amendments to the Certificate of Incorporation, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said WasteMasters, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by A. Leon Blaser, its president and chief executive officer authorized to execute this document, this 6th day of June 2001.


                                     /s/ A. Leon Blaser, by RJM
                                     A. Leon Blaser, President
                                     and Chief Executive Officer